Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Fourth Quarter Results

Torrance, California – April 25, 2012 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and year-end results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Our fourth quarter and annual results reflect the continued volatility and softness in state and municipal funding in general, and public school funding in particular. Sales in the fourth quarter, which is seasonally a very slow period, increased by over 14% from $22,993,000 in fiscal 2010 to $26,294,000. Sales for the year decreased by 8% from $180,995,000 in fiscal 2010 to $166,441,000.

Publicly funded entities continue to suffer serious budget challenges. Reduced tax revenues and structural spending deficits continue to adversely affect budgets for education spending, typically the largest line item in a state budget. Most states, cities, counties, and school districts continue to face significant reductions in operating budgets requiring cutbacks in personnel and services, leaving less money for new or replacement furniture. Bond funding for public schools continues to be relatively strong compared to operating budgets, but construction completions have continued to decline since 2008.

In addition to the reduction in funds available for schools, fiscal 2011 reflected uncharacteristic and significant volatility in order rates. Our business is extremely seasonal, but the seasonal trends are typically similar from year to year. Order rates for the first quarter of 2011 declined by nearly 22% compared to the same period last year. Order rates for the seasonally important second quarter declined by nearly 9% compared to the same period last year. Third quarter order rates stabilized and showed a slight (<1%) increase compared to the third quarter of 2010. The fourth quarter, which is typically a very slow period, reflected an 18% decrease in orders compared to the fourth quarter of 2010. The first two months of 2012 seem to have stabilized a bit, and year-to-date orders through March 31, 2012 are approximately 1.5% greater than the first two months of 2011.

As previously discussed in the second and third quarter press releases and Forms 10-Q, upon conclusion of the seasonally busy summer delivery window in September, we implemented several cost saving measures intended to return the Company to profitability at the current level of sales volume. The most impactful of these initiatives was a voluntary separation program that provided for early retirement and severance payments based on years of service to employees who voluntarily elected to retire. Approximately 150 employees (15% of our workforce) accepted the program, the majority severing their employment in the last week of September. At the beginning of the 2011 fiscal year, the Company had approximately 1,045 employees. At January 31, 2012, after the effect of the voluntary retirement program coupled with attrition, the Company employed approximately 825 persons. The reduction in headcount is evenly split between direct labor and other positions. The third quarter financial results were impacted by approximately $3.9 million of expenses related to the voluntary retirement program, including pension settlement expenses of approximately $1.4 million. The fourth quarter included an additional $670,000 of severance and pension settlement costs. The annual cost savings from this reduction in force when including overtime, taxes, and benefits is expected to range between $9 – 10 million per year. These savings will be offset somewhat by the cost of temporary direct labor employees hired to meet production requirements during 2012.

Here are the numbers for the 4th quarter and the full fiscal year 2011:

	Three Months Ended		Twelve Months Ended
	1/31/2012	1/31/2011	1/31/2012	1/31/2011
	(In thousands, except per share data)
Net sales	$26,294	$22,993	$166,441	$180,995
Cost of sales	20,837	18,055	118,283	129,621

Gross profit	5,457	4,938	48,158	51,374
Selling, general administrative & other expense	13,484	11,886	61,906	59,961

Loss before income taxes	(8,027)	(6,948)	(13,748)	(8,587)
Income tax expense (benefits)	(191)	9,756	55	9,007

Net loss	$(7,836)	$(16,704)	$(13,803)	$(17,594)

Cash dividend declared	$—	$—	$0.05	$0.10
Net loss per share—basic (a)	$(0.55)	$(1.18)	$(0.97)	$(1.25)
Weighted average shares outstanding—basic (a)	14,285	14,205	14,235	14,130

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2012	1/31/2011
Current assets	$45,808	$49,515
Non-current assets	48,417	51,073
Current liabilities	26,840	20,017
Non-current liabilities	36,489	30,169
Stockholders’ equity	30,896	50,402

In addition to reduced shipping volumes, annual operating results were adversely affected by significant increases in commodity costs. The cost of steel and plastic, two significant raw materials for our business, increased by more than 25% at the beginning of the second quarter and remained high through the third quarter. In response to the sudden drop in order rates experienced in the first and second quarters, the Company reduced second and third quarter production hours by 23% and 17% compared to the prior year’s second and third quarters respectively, adversely affecting absorption of factory overhead. Production rates remained low through the fourth quarter. Despite these substantial challenges, gross margin rates for the year improved to 28.9% of sales for fiscal 2011 compared to 28.4% of sales for fiscal 2010. This was accomplished through selected price increases and spending reductions. In addition, disciplined operating controls enabled the Company to reduce inventory levels at January 31, 2012 by over $7.5 million compared to the prior year.

Despite some encouraging individual projects, we cannot predict how long the underlying challenges facing our market will persist. For this reason, we instituted the previously discussed early retirement program and other cost-saving initiatives in an effort to return the Company to profitability at reduced sales volumes. As discussed in prior communications, longer-term underlying demographic trends remain favorable. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Despite this favorable demographic trend, funding for education and educational furniture and equipment will likely be constrained until tax receipts recover and structural spending challenges are resolved as demand for our furniture depends on the health of the entire public section, including federal, state and especially municipal agencies. We support the general consensus that education is the most positive response to our country’s current challenges and look forward to supplying America’s schools with 21st century furniture and equipment solutions.

We continue to focus on ways to maintain the strength of our balance sheet and strengthen our brand. One of our core strategies is to source as much product as practical from our own U.S. factories. This allows us to closely control inputs of safe, high-quality raw materials and also gives us greater flexibility in specifications, colors and on-time delivery. We believe our domestic factories with their shorter supply chains position us to respond quickly and effectively to this rapidly evolving market. In an effort to grow sales and increase market share, we continue to aggressively bring new products to market, especially in areas that complement our traditional strength in movable classroom furniture and strengthen our position as a single source for all FF&E needs. We are actively expanding our full suite of project management services. These service offerings now match or exceed those of certain ‘pure distributors,’ with the added benefit of more dependable quality and delivery from our own factories. In our opinion this makes us the most reliable single-source FF&E supplier for America’s educators. The Company is accelerating efforts to increase sales to customers who purchase furniture and equipment through the General Services Administration (GSA) and is experiencing growing success in several international markets. We are increasing our efforts to penetrate the market for colleges and universities nationwide. The significant reduction in force discussed above did not impact our corporate marketing efforts and largely spared the size of our direct sales force, and we continue to develop and strengthen our relationships with distributors and resellers of our product.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; state and municipal bond funding; the addition and development of multi-channel distribution partners; sustainability initiatives; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2012, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing